UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported):  June 15, 2006

James River Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51480	05-0539572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Meadowmont Village Circle, Suite 333
Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(919) 883-4171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 15, 2006, James River Group, Inc. (the "Company") participated in the offering and sale of $20,000,000 of floating rate capital securities (the "Trust Preferred Securities") issued by James River Capital Trust III (the "Trust"), an affiliated Delaware trust formed on June 6, 2006. The Trust Preferred Securities mature on June 15, 2036, are redeemable at the Company's option at par plus accrued and unpaid interest beginning June 15, 2011, and require quarterly distributions of interest by the Trust to the holder of the Trust Preferred Securities. Interest will be payable quarterly in arrears at a variable per annum rate, reset quarterly, equal to the London interbank offered interest rate for three-month, U.S. dollar deposits plus 3.00%. The Trust also issued 619 of its floating rate common securities (the “Common Securities”) to the Company for a purchase price of $619,000, which constituted all of the issued and outstanding common securities of the Trust.

The Trust used the proceeds from the sale of the Trust Preferred Securities and the Common Securities to purchase $20,619,000 in principal amount of the Company’s floating rate junior subordinated deferrable interest debentures, due June 15, 2036 (the "Debentures"). The net proceeds to the Company from the sale of the Debentures to the Trust will primarily be used by the Company to support the growth of its insurance subsidiaries and for other general corporate purposes.

The Debentures were issued pursuant to an Indenture (the "Indenture"), dated June 15, 2006, by and between the Company and Wilmington Trust Company, as Trustee. The terms of the Debentures are substantially the same as the terms of the Trust Preferred Securities. The interest payments on the Debentures paid by the Company will be used by the Trust to pay the quarterly distributions to the holder of the Trust Preferred Securities. The Company has the right to defer interest payments on the Debentures for up to five years without triggering an event of default.

The Indenture permits the Company to redeem the Debentures (and thus a like amount of the Trust Preferred Securities) on or after June 15, 2011 at par plus accrued and unpaid interest, or in connection with a special event (as defined). If the Company redeems any amount of the Debentures, the Trust must redeem a like amount of the Trust Preferred Securities.

The terms of the Trust Preferred Securities are governed by an Amended and Restated Declaration of Trust (the "Declaration"), dated June 15, 2006, by and among Wilmington Trust Company, as Institutional Trustee and as Delaware Trustee, James River Group, Inc., as Sponsor, and the Administrators (as named therein). Under the terms of the Trust Preferred Securities, an event of default may occur upon (i) non-payment of interest on any Debenture when due and payable, and failure to cure the default for a period of 30 days; (ii) non-payment of all or any part of the principal of any Debenture when due and payable; (iii) the Company's breach of any covenants or agreements in the Indenture, which failure continues for a period of 60 days after notice of such failure is given to the Company; (iv) certain of the Company’s insurance subsidiaries (i) fails to renew more than 25% of its business during any 12-month period, (ii) sells more than 51% of its rights to renew insurance policies of its significant subsidiaries in one or more transactions during any 12-month period, or (iii) which is rated by A.M. Best Company, Inc. receives a rating of C or lower or submits to a request to withdraw its rating; or (v) bankruptcy or liquidation of the Company or of the Trust.

The Company has provided a full, irrevocable and unconditional guarantee of payment of the obligations of the Trust with respect to the Trust Preferred Securities pursuant to a Guarantee

Agreement, dated June 15, 2006, by and between the Company and Wilmington Trust Company, as Trustee.

The offering and sale of the Trust Preferred Securities was conducted pursuant to a Subscription Agreement (the "Purchase Agreement"), dated June 15, 2006 among the Company and the Trust, as sellers, and Preferred Term Securities XXII, Ltd. and Keefe, Bruyette & Woods, Inc., as purchasers. FTN Financial Capital Markets, a division of First Tennessee Bank, N.A., and Keefe, Bruyette & Woods, Inc. served as co-placement agents for the offering.

The Trust Preferred Securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the description contained in Item 1.01 above, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are attached to this report:

Exhibit No.	Description

4.1	Indenture, dated as of June 15, 2006, between James River Group, Inc. and Wilmington Trust Company, as Trustee, relating to Floating Rate Junior Subordinated Debentures Due 2036.*

4.2

Amended and Restated Declaration of Trust, dated as of June 15, 2006, by and among Wilmington Trust Company, as Institutional Trustee and as Delaware Trustee, James River Group, Inc., as Sponsor, and the Administrators (as named therein).*

4.3	Guarantee Agreement, dated as of June 15, 2006, by James River Group, Inc., as Guarantor, and Wilmington Trust Company, as Trustee.*

99.1	Press release dated June 15, 2006.

*	Exhibit not included pursuant to Item 601(b)(4)(iii) and (v) of Regulation S-K. The Company will provide a copy of such exhibit to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

James River Group, Inc. (Registrant)

Date: June 16, 2006	By:	/s/ Michael T. Oakes
Name: Michael T. Oakes
Title: Executive Vice President and Chief Financial Officer

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